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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-156068

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 14, 2009

Preliminary Prospectus Supplement
(to Prospectus Dated December 11, 2008)

TCF Financial Corporation

3,199,988 Warrants
to Purchase Common Stock

The United States Department of the Treasury (referred to in this prospectus supplement as the "selling security holder" or "Treasury") is offering to sell up to 3,199,988 warrants, each of which represents the right to purchase one share of our common stock, par value $.01, at an exercise price of $16.93 per share. Both the exercise price and the number of shares that will be acquired upon the exercise of a warrant are subject to adjustment from time to time in the manner described in this prospectus supplement. We will not receive any of the proceeds from the sale of the warrants being sold by the selling security holder. The warrants expire on November 14, 2018.

We originally issued the warrants to Treasury in a private placement. Prior to this offering, there has been no public market for the warrants. We have applied to list the warrants on the New York Stock Exchange (the "Exchange") under the symbol "TCB WS." Our common stock is listed on the Exchange under the symbol "TCB." On December 11, 2009, the last reported sale price of our common stock on the Exchange was $12.99 per share.

The public offering price and the allocation of the warrants in this offering will be determined by an auction process. While the auction process is ongoing, potential bidders will be able to place bids at any price (in increments of $0.05) at or above the minimum bid price of $1.50 per warrant. The minimum size for any bid is 100 warrants. If the selling security holder decides to sell the warrants being offered, the public offering price of the warrants will equal the auction clearing price. If bids are received for 100% or more of the offered warrants, the clearing price will be equal to the highest price at which 100% of the offered warrants can be sold in the auction process, and the selling security holder may (but is not required to) sell all of the warrants offered during the auction process at the clearing price. If bids are received for half or more, but less than all, of the offered warrants, then the clearing price will be equal to the minimum bid price of $1.50 per warrant, and the selling security holder may (but is not required to) sell, at the clearing price, as many warrants as it chooses to sell up to the number of bids received in the auction process, so long as at least half of the offered warrants are sold. In certain cases described in this prospectus supplement, bidders may experience pro-ration of their bids. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. Even if bids are received for all of the warrants, the selling security holder may decide not to sell any warrants, regardless of the clearing price set in the auction process. In addition, we may bid in the auction for some or all of the warrants. The method for submitting bids and a more detailed description of this auction process are described in "Auction Process" beginning on page S-19 of this prospectus supplement.

Investing in our warrants and our common stock involves risks. See "Risk Factors" on page S-6 of this prospectus supplement and the sections entitled "Risk Factors" in our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q for factors you should consider before investing in our securities.

The warrants and the underlying common stock are neither deposits nor savings accounts, and are not guaranteed by the United States Department of the Treasury or insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

You must meet minimum suitability standards in order to purchase the warrants. You must be able to understand and bear the risk of an investment in the warrants and should be experienced with respect to options and option transactions. You should reach an investment decision only after careful consideration, with your advisers, of the suitability of the warrants in light of your particular financial circumstances and the information in this prospectus supplement. The warrants involve a high degree of risk, are not appropriate for every investor and may expire worthless.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling security holder	$	$

The underwriter expects to deliver the warrants in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about December     , 2009.

Deutsche Bank Securities

The date of this prospectus supplement is December    , 2009.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the warrants, our common stock and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free-writing prospectus we have filed or may file with the SEC. Neither we nor any underwriter or agent nor the selling security holder have authorized anyone to provide you with information that is different. This prospectus supplement, the accompanying prospectus and any relevant free-writing prospectus do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, that the information contained herein is correct as of any time subsequent to the date hereof or that any information incorporated or deemed incorporated by reference herein is correct as of any time subsequent to the date hereof. If the information set forth in this prospectus supplement or relevant free-writing prospectus differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement or relevant free-writing prospectus.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "TCF," "we," "our" and "us" mean TCF Financial Corporation together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC. The accompanying prospectus is part of the registration statement, and the registration statement also contains additional information and exhibits. In addition, we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we have filed and will file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of those reports, proxies and information statements may be examined at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549, where copies of all or a portion of such materials can be obtained. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC's website at www.sec.gov or at our website at www.tcfbank.com. Information on our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

        The SEC allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document that we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future that are incorporated by reference will automatically update and supersede information incorporated by reference in this prospectus supplement and the accompanying

S-iii

prospectus. The documents listed below are incorporated by reference into this prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008 (including the portions of our Proxy Statement on Schedule 14A, filed on March 11, 2009, incorporated by reference therein);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 (filed on April 29, 2009, July 30, 2009 and October 28, 2009, respectively);

  •
  our Current Reports on Form 8-K filed with the SEC on January 23, 2009, February 18, 2009, March 2, 2009, April 20, 2009, May 5, 2009, June 30, 2009, August 4, 2009, August 18, 2009, September 28, 2009 and November 23, 2009;

  •
  the description of our common stock that is contained in Item 1 of our Registration Statement on Form 8-A filed on May 17, 1989 with the SEC under Section 12(g) of the Exchange Act; and

  •
  any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities (which filed documents do not include any portion thereof containing information furnished rather than filed under either Item 2.02 or 7.01, or any related exhibit, of any Current Report on Form 8-K).

        You may request a copy of any or all of these filings from us, at no cost, by writing or telephoning us at 200 Lake Street East, Mail Code EX0-03-P, Wayzata, MN 55391-1693, Attention: Corporate Secretary, telephone: (952) 745-2760.

FORWARD-LOOKING STATEMENTS

        The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and other reports issued by the Company, including reports filed with the SEC, may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act that deal with future results, plans or performance. In addition, TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements (which will generally be identified by words such as "anticipate," "estimate," "expect," "intend," "plan," "believe," "should" and similar words and phrases) deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans and are subject to a number of risks and uncertainties. These include, but are not limited to the following:

        Adverse Economic or Business Conditions, Credit Risks.    Continued or deepening deterioration in general economic and banking industry conditions, or continued increases in unemployment in TCF's primary banking markets; adverse economic, business and competitive developments such as shrinking interest margins, deposit outflows, or an inability to increase the number of deposit accounts; adverse changes in credit and other risks posed by TCF's loan, lease, investment, and securities available for sale portfolios, including continuing declines in commercial or residential real estate values or changes in the allowance for loan and lease losses dictated by new market conditions or regulatory requirements.

S-iv

        Earnings/capital constraints, Liquidity Risks.    Limitations on TCF's ability to pay dividends or to increase dividends in the future because of financial performance deterioration, regulatory restrictions or limitations; increased deposit insurance premiums, special assessments or other costs related to deteriorating conditions in the banking industry and the economic impact on banks of the Emergency Economic Stabilization Act of 2008, as amended ("EESA"); the impact of financial regulatory reform proposals, including possible additional capital requirements; adverse changes in securities markets directly or indirectly affecting TCF's ability to sell assets or to fund its operations.

        Legislative and Regulatory Requirements.    Consumer protection and supervisory requirements which could include the creation of a new consumer protection agency and limits on Federal preemption for state laws that could be applied to national banks; the imposition of requirements with an adverse impact relating to TCF's lending, loan collection and other business activities as a result of the EESA, or other legislative or regulatory developments such as mortgage foreclosure moratorium laws; reduction of overdraft fee income; reduction of interchange revenue from debit card transactions; impact of legislative, regulatory or other changes affecting customer account charges and fee income; changes to bankruptcy laws which would result in the loss of all or part of TCF's security interest due to collateral value declines (so-called "cramdown" provisions); adverse regulatory examinations and resulting enforcement actions, including those provided for under the Bank Secrecy Act; heightened regulatory practices, requirements or expectations, including, but not limited to, requirements related to the Bank Secrecy Act and anti-money laundering compliance activity.

        Litigation Risks.    Results of litigation, including class action litigation concerning TCF's lending or deposit activities or fees or charges, or employment practices, and possible increases in indemnification obligations for certain litigation against Visa U.S.A. ("covered litigation") and potential reductions in card revenues resulting from covered litigation or other litigation against Visa.

        Competitive Conditions; Counterparty Risk.    Reduced demand for financial services and loan and lease products; adverse developments affecting TCF's supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches.

        Accounting, Audit, Tax and Insurance Matters.    Changes in accounting standards or interpretations of existing standards; monetary, fiscal or tax policies of the federal or state governments, including adoption of state legislation that would increase state taxes; adverse state or Federal tax assessments or findings in tax audits; lack of or inadequate insurance coverage for claims against TCF.

        Technological and Operational Matters.    Technological, computer related or operational difficulties or loss or theft of information and the possibility that deposit account losses (fraudulent checks, etc.) may increase.

        You should consult our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Registration Statement on Form 8-A that are incorporated herein by reference for additional important information about TCF.

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SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the warrants or our common stock. You should carefully consider the sections entitled "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein to determine whether an investment in the warrants and our common stock is appropriate for you.

The Issuer

        TCF is a financial holding company. We were organized in 1987 under the laws of the State of Delaware. Our banking subsidiary, TCF National Bank, is headquartered in South Dakota and operates bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota. For the quarter ended September 30, 2009, TCF's consolidated assets were $17.7 billion. TCF was the 32nd largest publicly traded bank holding company in the United States based on total assets as of June 30, 2009, as determined by Ipreo. TCF's core businesses include retail and small business banking; commercial banking; consumer lending; leasing and equipment finance; and inventory finance. The retail banking business includes traditional and supermarket branches, campus banking, EXPRESS TELLER® ATMs and Visa USA Inc. cards.

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760. Our website is located at http://www.tcfbank.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

        Recent months have seen significant changes in the banking industry, as well as the likely prospect of future changes to existing laws and regulations, and other new financial services laws and regulations and supervisory requirements, although their contours cannot be predicted with certainty. Such changes could include consumer protection and supervisory requirements which could include the creation of a new consumer protection agency and limits on Federal preemption of state laws that could be applied to national banks; the imposition of requirements with an adverse impact relating to our lending, loan collection and other business activities as a result of the EESA, or other legislative or regulatory developments such as mortgage foreclosure moratorium laws; reduction of interchange revenue from debit card transactions; legislative, regulatory or other changes affecting customer account charges and fee income; changes to bankruptcy laws which would result in the loss of all or part of TCF's security interest due to collateral value declines (so-called "cramdown" provisions); heightened supervisory practices, requirements or expectations, including, but not limited to, requirements related to the Bank Secrecy Act and anti-money laundering compliance activity. See the sections entitled "Business—Regulation," "Risk Factors" and "Forward Looking Statements" for additional information in our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

        Non-interest income in the form of fees and service charges, card revenue and ATM revenue is a significant source of revenue for us and an important factor in our results of operations, and may be adversely affected by these changes. For example, the Federal

Reserve Board recently issued a final rule, with a mandatory compliance date of July 2010, which will limit our ability to impose overdraft fees on automated teller machine (ATM) and one-time debit card transactions. This rule and proposed legislative changes relating to such fees could have a significant adverse impact on our non-interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Non-Interest Income" for additional information in our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

        We recently announced that we would introduce a new checking account product, TCF Convenience Checking, in the first quarter of 2010 that would carry a monthly account deposit maintenance fee for accounts with a balance below designated levels and charge daily negative balance maintenance fees instead of per item overdraft fees. The impact on TCF's checking product offerings of the Federal Reserve Board's recent rulemaking dealing with overdraft fees is currently under review. Implementation of changes required in connection with the Federal Reserve's rulemaking, and in particular "opt-in" requirements imposed by the rule, may delay or otherwise affect TCF's introduction of a new checking account product.

        In October 2009, the Company implemented a new commercial loan system. The new system includes new operational and accounting controls and procedures and was thoroughly tested and reconciled as part of the development and conversion process. There have been no other significant changes in the Company's disclosure controls or internal controls over financial reporting since September 30, 2009 through the date of this prospectus supplement that have materially affected or are reasonably likely to materially affect TCF's internal control over financial reporting.

The Offering

        The following summary contains basic information about the warrants, our common stock and the auction process and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the warrants and our common stock, you should read the sections of this prospectus supplement entitled "Description of Warrants" and "Description of Common Stock" and the sections of the accompanying prospectus entitled "Description of Warrants," "Description of Warrant to Purchase Common Stock" and "Description of Common Stock."

Issuer	TCF Financial Corporation.
Warrants offered by the selling security holder

3,199,988 warrants, each of which represents the right to purchase one share of our common stock at an exercise price of $16.93 per share (subject to adjustment). The number of warrants sold will depend on the number of bids received and whether the selling security holder decides to sell any warrants in the auction process. The exercise price of the warrants cannot be paid in cash and is payable only by netting out a number of shares of our common stock issuable upon exercise of the warrants equal to the value of the aggregate exercise price of the warrants. The warrants are currently exercisable and expire on November 14, 2018. See "Auction Process."

Common stock outstanding after this offering	129,007,970 shares (1)(2).

Auction Process

The selling security holder and the underwriter will determine the public offering price and the allocation of the warrants in this offering through an auction process conducted by Deutsche Bank Securities Inc., the sole book-running manager, in its capacity as the auction agent. The auction process entails a modified "Dutch auction" mechanic in which bids may be submitted through the auction agent or one of the other brokers that is a member of the broker network (collectively, the "network brokers") established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agent will not provide bidders (including us) with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We may bid (but we are not required to bid) in the auction for some or all of the warrants. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. For more information about the auction process, see "Auction Process."

Minimum bid price and price increments

The offering will be made using an auction process in which prospective purchasers are required to bid for the warrants. During the auction period, bids may be placed by qualifying bidders at any price (in increments of $0.05) at or above the minimum bid price of $1.50 per warrant. See "Auction Process."

Minimum bid size	100 warrants.
Submission deadline

The auction will commence at 8:00 a.m., New York City time, on the date specified by the auction agent via press release prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on that same day (the "submission deadline").

Irrevocability of bids

Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit successful bids will be obligated to purchase the warrants allocated to them. The auction agent is under no obligation to reconfirm bids for any reason; however, the auction agent may require that bidders confirm their bids at its discretion before the auction process closes. See "Auction Process."

Clearing price

The price at which the warrants will be sold to the public will be the clearing price set by the auction process. The clearing price will be determined based on the valid, irrevocable bids at the time of the final submission deadline as follows:

•       If valid irrevocable bids are received for all or more of the number of warrants being offered, the clearing price will be equal to the highest price in the auction process at which the quantity of all bids at or above such price equals 100% or more of the number of warrants being offered in the auction.

• If bids are received for half or more, but less than all, of the offered warrants, the clearing price will be equal to the minimum bid price of $1.50 per warrant.

Unless the selling security holder decides not to sell any warrants or as otherwise described below, the warrants will be sold to bidders at the clearing price. Even if bids are received for 100% or more of the warrants being offered, the selling security holder may decide not to sell any warrants in the auction process, regardless of the clearing price. If the selling security holder decides to sell warrants in the auction process, after the selling security holder confirms its acceptance of the clearing price (and, in the case where bids are received for fewer than 100% of the warrants being offered, the number of warrants to be sold), the auction agent and each network broker that has submitted bids will notify successful bidders that the auction process has closed and that their bids have been accepted. The clearing price and number of warrants being sold are also expected to be announced via press release prior to the opening of the equity markets on the business day following the end of the auction. See "Auction Process."

Number of warrants to be sold

If bids are received for half or more, but less than all, of the offered warrants, then the selling security holder may (but is not required to) sell, at the minimum bid price in the auction process (which will be deemed the clearing price) as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. Even if bids are received for all of the warrants, the selling security holder may decide not to sell any warrants in the auction process, regardless of the clearing price. If bids are received for all of the offered warrants and the selling security holder elects to sell warrants in the auction process, the selling security holder must sell all of the offered warrants. See "Auction Process."

Allocation; pro-ration

If bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, then any bids submitted in the auction above the clearing price will receive allocations in full, while any bids submitted at the clearing price may experience pro-rata allocation. If bids for half or more, but fewer than all, of the warrants offered in this offering are received, and the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation. See "Auction Process."

Our participation in the auction process

We are permitted to participate in the auction by submitting bids for the warrants. Although we are under no obligation to participate in the auction, if we elect to participate, we will participate on the same basis as all other bidders and will not receive preferential treatment of any kind. You will not be notified by either the auction agent, the network brokers or the selling security holder whether we have bid in the auction or, should we elect to participate in the auction, the terms of any bid or bids we may place.

Use of proceeds	We will not receive any proceeds from the sale of any of the warrants offered by the selling security holder. See "Use of Proceeds."
Risk factors

See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the warrants.

Listing	We have applied to list the warrants on the New York Stock Exchange (the "Exchange") under the symbol "TCB WS." Our common stock is listed on the Exchange under the symbol "TCB."
Warrant Agent	Computershare Trust Company, N.A.
Auction Agent	Deutsche Bank Securities Inc.
Network Brokers	See page S-21 for a list of brokers participating as network brokers in the auction process.

(1)
The number of shares of common stock outstanding immediately after the closing of this offering is based on 129,007,970 shares of common stock outstanding as of December 9, 2009.

(2)
Unless otherwise indicated, the number of shares of common stock outstanding after the offering presented in this prospectus supplement excludes shares issuable upon exercise of the warrants and 1,345,730 shares of our common stock held in treasury and 5,191,863 shares of our common stock issuable upon the exercise of stock options and restricted stock awards outstanding under our stock compensation plans.

RISK FACTORS

        An investment in our securities involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the warrants and/or our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us that are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and those that are described below and elsewhere in this prospectus supplement and the accompanying prospectus.

        The risk factors included in the prospectus supplement are intended to supplement and update the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

 Risks Related to the Company

Pending new regulations and proposed legislation may adversely impact our fee income.

        The Federal Reserve Board recently issued a final rule, with a mandatory compliance date of July 2010, which will limit our ability to impose overdraft fees on retail checking accounts for customers who do not "opt in" to overdraft protection. A significant portion of our non-interest fee income is currently derived from such fees. We intend to comply with the new rule and to seek alternative sources of revenue to make up for any revenue lost as a result of the new rule, but there can be no assurance that we will be able to develop new sources of fee income, such as monthly account service fees, that will be sufficient to replace revenues lost as a result of our compliance with the new rule. As a result, limitations imposed by the new Federal Reserve Board rule may have an adverse impact on our non-interest income. Federal legislation has also been proposed that could also have an adverse impact on TCF's overdraft fee income. The likelihood that such legislation will be enacted is uncertain.

We are subject to the USA Patriot and Bank Secrecy Acts, the failure with which to comply could result in fines and/or sanctions.

        The USA Patriot and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. Such programs must, among other things, include procedures for identifying and verifying the identity of customers seeking to open new accounts. Financial institutions are also obligated to file suspicious activity reports with the U.S. Treasury's Office of Financial Crimes Enforcement Network if they detect certain types of suspicious activity. Failure to comply with regulations implementing these and other requirements could result in fines and/or sanctions. In recent years, several banking institutions have received large fines for non-compliance with these laws and regulations. TCF is regularly examined by the Office of the Comptroller of the Currency ("OCC") for compliance with such laws and regulations and such examinations are currently pending. The OCC has identified instances of non-compliance that it believes would constitute a program violation. The OCC is required to take enforcement action for Bank Secrecy Act program violations. Such enforcement action is not expected to have a material financial impact on TCF.

Risks Related to the Auction Process

The price of the warrants could decline rapidly and significantly following this offering.

        The public offering price of the warrants, which will be the clearing price, will be determined through an auction process conducted by the selling security holder and the auction agent. Although we have applied to list the warrants on the Exchange, prior to this offering there has been no public market for the warrants, and the public offering price may bear no relation to market demand for the warrants once trading begins. We have been informed by both Treasury and Deutsche Bank Securities Inc. ("Deutsche Bank Securities") as the auction agent that they believe that the bidding process will reveal a clearing price for the warrants offered in the auction process, which will be equal to the highest price at which the quantity of all bids at or above such price equals 100% or more of the number of warrants being offered in the auction. If there is little or no demand for the warrants at or above the public offering price once trading begins, the price of the warrants would likely decline following the offering. Limited or less-than-expected liquidity in the warrants, including decreased liquidity due to a sale of less than all of the warrants being offered or a purchase of warrants by us in the auction process, could also cause the trading price of the warrants to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the warrants after the initial sales of the warrants in the offering. If your objective is to make short-term profit by selling the warrants you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The minimum bid price that the auction agent has set for the warrants in this offering may bear no relation to the price of the warrants after the offering.

        Prior to this offering, there has been no public market for the warrants. The minimum bid price set forth in this prospectus supplement was agreed by Deutsche Bank Securities, the sole book running manager of this offering, and Treasury. We did not participate in the determination of the minimum bid price and therefore cannot provide any information regarding the factors that Treasury and Deutsche Bank Securities considered in such determination. An analysis of the value of complex securities such as the warrants is necessarily uncertain as it may depend on several key variables, including for example the volatility of the trading prices of the underlying security. The difficulty associated with determining the value of the warrants is further increased by the substantial time period during which the warrants can be exercised. We cannot assure you that the price at which the warrants will trade after completion of the offering will exceed this minimum bid price, or that the Treasury will choose to or will succeed in selling, any or all of the warrants at a price equal to or in excess of the minimum bid price.

The auction process for this offering may result in a phenomenon known as the "winner's curse," and, as a result, investors may experience significant losses.

        The auction process for this offering may result in a phenomenon known as the "winner's curse." At the conclusion of the auction process, successful bidders that receive allocations of warrants in this offering may infer that there is little incremental demand for the warrants above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the warrants and could seek to immediately sell their warrants to limit their losses should the price of the warrants decline in trading after the auction process is completed. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for the warrants in the public market and a significant decline in the price of the warrants. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the warrants shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, therefore, the public offering price may not be sustainable once trading of warrants begins.

        In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction process. Because of the auction process, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction process to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other such offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the warrants. As a result, the price of the warrants may decrease once trading of the warrants begins. Also, because professional investors may have a substantial degree of influence on the trading price of the warrants over time, the price of the warrants may decline and not recover after this offering. Furthermore, if the public offering price of the warrants is above the level that investors determine is reasonable for the warrants, some investors may attempt to short sell the warrants after trading begins, which would create additional downward pressure on the trading price of the warrants.

We are permitted to participate in the auction for the warrants and, if we do so, that could have the effect of raising the clearing price and decreasing liquidity in the market for the warrants.

        We are permitted (but are not required) to submit bids in the auction. You will not be notified by either the auction agent, the network brokers, or the selling security holder whether we have bid in the auction or, should we elect to participate in the auction, the terms of any bid or bids we may place. Although we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 5:30 p.m., New York City time, on the day on which the auction is conducted and will not receive preferential treatment of any kind, in some cases the submission of bids by us could cause the clearing price in the auction process to be higher than it would otherwise have been (although in such a case we would still be required to purchase any warrants for which we had submitted bids at the clearing price). In addition, to the extent we purchase any warrants, the liquidity of any market for the warrants may decrease, particularly if any such purchases represent a significant percentage of the outstanding warrants.

        Furthermore, if the offering proceeds and is consummated, we may from time to time engage in repurchase transactions of and retire the warrants in the market or on a privately negotiated basis. Since we would not repurchase warrants with a view toward resale, such repurchases after the consummation of this offering may also decrease liquidity in any market for the warrants.

The clearing price for the warrants may bear little or no relationship to the price that would be established using traditional valuation methods or the market price of our common stock, and, therefore, the trading price of the warrants may decline significantly following the issuance of the warrants.

        The public offering price of the warrants will be equal to the clearing price. The clearing price of the warrants may have little or no relationship to, and may be significantly higher than, the price that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and the views of research analysts. The trading price of the warrants may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the warrants could decline significantly.

No maximum price or set auction price range has been established in connection with the auction process, and any bids submitted as "market bids" will be included at the highest bid received from any bidder.

        Although the auction agent has established a minimum bid in connection with the auction process, no maximum price or set price range has been implemented, meaning that there is no ceiling on the per-warrant amount that an investor can bid in the auction. If a bidder submits a market bid (i.e., a bid that specifies the number of warrants the bidder is willing to purchase without specifying the price it is willing to pay), that bid will be treated as a bid at the highest price received from any other bidder in the auction. Because market bids will increase the number of warrants that are covered by bids at the highest price received, the submission of market bids could cause the clearing price in the auction process to be higher than it would otherwise have been absent such market bids. Since the only information being provided in connection with the auction process is the minimum bid price and the auction agent is under no obligation to reconfirm bids for any reason, potential investors should carefully evaluate all factors that may be relevant about us, our operations, the warrants and the auction process in determining the appropriateness of any bids they may submit.

Successful bidders may receive the full number of warrants subject to their bids, so potential investors should not make bids for more warrants than they are prepared to purchase.

        Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of warrants. Allocation of the warrants will be determined by, first, allocating warrants to any bids made above the clearing price, and second, allocating warrants on a pro-rata basis among bids made at the clearing price. If bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, the bids of successful bidders that are above the clearing price will be allocated all of the warrants represented by such bids, and only bids submitted at the clearing price will experience any pro-rata allocation. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit successful bids will be obligated to purchase the warrants allocated to them. Accordingly, the sum of a bidder's bid sizes as of the submission deadline should be no more than the total number of warrants the bidder is willing to purchase, and we caution investors against submitting a bid that does not accurately represent the number of warrants that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of warrants, even if a bidder submits a bid at or above the public offering price of the warrants.

        The auction agent may require, at its discretion, that bidders confirm their bids before the auction process closes (although the auction agent is under no obligation to reconfirm bids for any reason). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of warrants even if the bid is at or above the public offering price. The auction agent may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agent may determine in some cases to impose size limits on the aggregate size of bids that it chooses to accept from any bidder (including any network broker), and may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, each bid submitted at the clearing price will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by such bid, rounded to the nearest whole number of warrants (subject to rounding in certain cases). Similarly, if bids for half or more, but fewer than all, of the warrants offered in this offering are received, and the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation. The selling security holder could also decide, in its sole discretion, not to sell any warrants in the offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the warrants for which you submit a bid.

We cannot assure you that the auction process will be successful or that the full number of offered warrants will be sold.

        If sufficient bids are received and accepted by the auction agent to enable the selling security holder to sell all of the warrants in the offering, the public offering price will be set at the clearing price (unless the selling security holder decides, in its sole discretion, not to sell any warrants in the offering after the clearing price is determined). If, however, bids are received for half or more, but less than all, of the offered warrants, then the selling security holder may (but is not required to) sell, at the minimum bid price in the auction process (which will be deemed the clearing price) as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. Even if bids are received for all of the offered warrants, the selling security holder is not obligated to sell any warrants regardless of the clearing price set through the auction process. The liquidity of the warrants may be limited if less than all of the offered warrants are sold by the selling security holder, or if we are a winning bidder in the auction process and become a significant holder of the warrants following allocation. Possible future sales of the selling security holder's remaining warrants, if any are held following this offering, could affect the trading price of the warrants sold in this offering.

Submitting bids through a network broker or any other broker that is not the auction agent may in some circumstances shorten the deadlines for potential investors to submit, modify or withdraw their bids.

        In order to participate in the auction process, bidders must have an account with, and submit bids to purchase warrants through, either the auction agent or a network broker (as defined below under "Auction Process"). Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with the auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agent) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through the auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

Risks Related to the Warrants

The warrants are a risky investment. You may not be able to recover the value of your investment in the warrants, and the warrants may expire worthless.

        As of December 11, 2009, the last reported price of our common stock on the Exchange was $12.99 per share, which is below the exercise price of the warrants. In order for you to recover the value of your investment in the warrants, either a trading market must develop for the warrants and the trading price of the warrants must exceed the public offering price, or our stock price must increase to more than the sum of the exercise price of the warrants ($16.93) and the clearing price of the warrants sold in the auction process. If, for example, the clearing price of the warrants were the minimum bid price set by the auction agent, our stock price would have to be more than $18.43 for you to have an opportunity to exercise the warrants and achieve a positive return on your investment.

        The warrants are only exercisable until November 14, 2018. In the event our common stock price does not increase to the level discussed above during the period when the warrants are exercisable, you will likely not be able to recover the value of your investment in the warrants. In addition, if our common stock price remains below the exercise price of the warrants, the warrants may not have any value and may expire without being exercised, in which case you will lose your entire investment. There can be no assurance that the trading price of our common stock will exceed the exercise price or the price required for you to achieve a positive return on your investment. Furthermore, upon exercise of the warrants, you will receive a number of shares of stock calculated based on the closing price of our common stock on that day. Accordingly, the number of shares and the value of our common stock you receive upon exercise of the warrants will depend on the market price of our common stock on the day on which you choose to exercise those warrants.

There is no existing market for the warrants, and you cannot be certain that an active market will be established.

        Prior to this offering, there has been no existing trading market for the warrants. The public offering price for the warrants is being determined by an auction process, and may not be indicative of the price that will prevail in the trading market following this offering. The market price for the warrants may decline below the public offering price, and may be volatile. The liquidity of any market for the warrants will depend on a number of factors, including but not limited to:

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  the number of warrants, if any, that we and/or investors purchase in the auction process;

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  the number of warrants that the selling security holder elects to sell in this offering;

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  the number of holders of the warrants;

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  our performance;

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  the market for similar securities;

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  the interest of securities dealers in making a market in the warrants; and

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  the market price of our common stock.

        In addition, many of the risks that are described elsewhere in this "Risk Factors" section and under the heading "Risk Factors" in our most recently filed Annual Report on 10-K and Quarterly Reports on Form 10-Q could materially and adversely affect the price of the warrants.

The warrants are not suitable for all investors.

        The warrants are complex financial instruments for which there is no established trading market. Accordingly, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the warrants is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"). If you do not meet the relevant suitability requirements of the auction agent or another broker, you will not be able to bid in the auction. You should be prepared to sustain a total loss of the purchase price of your warrants.

Purchasers of warrants who exercise their warrants for shares of common stock will incur immediate and future dilution.

        Upon exercise of your warrants for shares of common stock, you could experience immediate and substantial dilution if the exercise price of your warrants at the time were higher than the net tangible book value per share of the outstanding common stock. In addition, you will experience dilution (subject to the anti-dilution protections contained in the warrants and described herein) when we issue additional shares of common stock that we are permitted or required to issue in any future offerings or under outstanding options and warrants and under our stock option plan or other employee or director compensation plans.

The trading value of the warrants will be significantly affected by the price of our common stock, which has been volatile.

        The market price of our common stock will significantly affect the market price of the warrants, and the resulting percentage change in the market price of our warrants is likely to be much higher than the percentage change in the market price of our common stock. We cannot predict whether the price of our common stock will rise or fall, and the market price of our common stock has been volatile. Negative announcements about our results or business could trigger significant declines in our stock price. In addition, external events, such as news concerning economic conditions, our competitors, our customers or changes in government regulations affecting the financial services industry also are likely to affect our stock price, regardless of our operating performance. Furthermore, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect our stock price. Recently, stock markets have experienced price and volume volatility that has affected many companies' stock prices, and stock prices for many companies have experienced wide fluctuations sometimes unrelated to their operating performance. Fluctuations such as these may affect the market price of our common stock. The price of our common stock also could be affected by possible sales of common stock by investors who view the warrants as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the trading prices of the warrants.

Holders of the warrants will have no rights as common stockholders until they acquire our common stock.

        Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to our common stock, including rights to dividend payments, vote or respond to tender offers. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The exercise price of, and the number of shares underlying, the warrants may not be adjusted for all dilutive events.

        The exercise price of and the number of shares underlying the warrants are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under "Description of Warrants—Adjustments to the Warrants." The exercise price will not be adjusted, however, for other events, such as a third-party tender or exchange offer, a merger or reorganization in which our common stock is acquired for cash or an issuance of common stock for cash, that may adversely affect the trading price of the warrants or our common stock. Other events that adversely affect the value of the warrants may occur that do not result in an adjustment to such exercise price.

        Additionally, the exercise price of, and the number of shares underlying, the warrants will not be adjusted for any regular quarterly cash dividends that are in the aggregate less than or equal to $0.25 per share of common stock, which is the amount of the last dividend per share declared prior to the date on which the warrants were originally issued to Treasury on November 14, 2008. The current quarterly cash dividend paid on our common stock is $0.05 per share. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare, and our board of directors, in its sole discretion, may decide to increase the quarterly dividend on our common stock at any time.

Your return on the warrants will not reflect dividends on our common stock.

        Your return on the warrants will not reflect the return you would realize if you actually owned shares of our common stock and received any dividends paid on our common stock other than to the extent described below under "Description of Warrants—Adjustments to the Warrants." If we increase our regular quarterly dividends in the future, your warrants will not be adjusted for, and you will not receive any benefit of, any aggregate regular quarterly dividend less than or equal to $0.25 per share per quarter.

The warrant agreement is not an indenture qualified under the Trust Indenture Act, and the obligations of the warrant agent are limited.

        The warrant agreement is not an indenture qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), and the warrant agent is not a trustee qualified under the TIA. Accordingly, warrantholders will not have the benefits of the protections of the TIA. Under the terms of the warrant agreement, the warrant agent will have only limited obligations to the warrantholders. Accordingly, it may in some circumstances be difficult for warrant holders, acting individually or collectively, to take actions to enforce their rights under the warrants or the warrant agreement.

The selling security holder is a federal agency and your ability to bring a claim against the selling security holder under the federal securities laws may be limited.

        The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the "FTCA"), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the selling security holder and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the selling security holder for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus supplement is a part, or resulting from any other act or omission in connection with the offering of the warrants by the selling security holder or the shares of common stock issuable upon the exercise thereof, would likely be barred.

Hedging arrangements relating to the warrants may affect the value of our common stock.

        In order to hedge their positions, holders of our warrants may enter into derivative transactions with respect to our common stock, may unwind or adjust derivative transactions and may purchase or sell our common stock in secondary market transactions. The effect, if any, of any of these activities on the trading price of our common stock will depend in part on market conditions and cannot be ascertained in advance, but any of these activities could adversely affect the value of our common stock.

Holders of the warrants will not receive any additional shares of common stock or other compensation representing any lost value resulting from a decrease in the option life of the warrants in the event TCF undergoes a business combination.

        In the event TCF undergoes a merger, consolidation, statutory share exchange or similar transaction requiring the approval of TCF's stockholders (a "Business Combination"), each warrantholder's right to receive common stock pursuant to the warrants will be converted into the right to receive a number of shares of stock or other securities or property (including cash) which would have been received if such holder had exercised the warrants immediately prior to such Business Combination. Any such Business Combination could, therefore, substantially affect the value of the warrants by changing the securities received upon exercise or fixing the market value of the property to be received upon exercise. Warrantholders will not receive any additional shares of common stock or other compensation representing any lost value resulting from any decrease in the option life of, or change in the securities or property (including cash) underlying, the warrants resulting from any such Business Combination.

Risks Related to our Common Stock

The price of our common stock may fluctuate.

        The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. These risks may be affected by:

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  operating results that vary from the expectations of our management or of securities analysts and investors;

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  developments in our business or in the financial services sector generally;

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  speculation in the press or investment community;

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  proposed or adopted regulatory or legislative changes affecting our industry generally or our business and operations;

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  anticipated or pending investigations or proceedings or litigation that involve or affect us;

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  operating and securities price performance of companies that investors consider to be comparable to us;

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  changes in estimates or recommendations by securities analysts or rating agencies;

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  announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

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  changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Furthermore, given recent and ongoing market and economic conditions, the market price of our common stock may continue to be subject to further significant market fluctuations. Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. Unprecedented developments in financial markets throughout 2008 and continuing in 2009 have undermined global confidence in financial markets, including in the stability of financial services firms. Dramatic declines in the U.S. housing market, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected and may continue to adversely affect our business and results of operations.

        Accompanying these and related events, including the failure of some financial institutions, stock markets around the world have experienced significant price and trading volume volatility, with shares of financial services firms experiencing particular volatility. While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, continued or further market and economic turmoil may occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price and trading volume volatility of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        Except as described under "Underwriting," we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

You may not receive dividends on our common stock.

        As a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. As of September 30, 2009, we were considered "well-capitalized" under the capital standards that our banking regulators use to assess the capital adequacy of bank holding companies. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e. perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

        The principal source of our cash is dividends from our bank subsidiary, TCF National Bank. TCF National Bank's dividends are governed by the Office of the Comptroller of the Currency. TCF National Bank may not declare or pay a dividend to TCF in excess of 100% of its net retained profits for the current year combined with its net retained profits for the preceding two calendar years, without prior approval of the Office of the Comptroller of the Currency. TCF National Bank's ability to make capital distributions in the future may require regulatory approval and may be restricted by its regulatory authorities. TCF National Bank's ability to make any such distributions will also depend on its earnings and ability to meet minimum regulatory capital requirements in effect during future periods. New legislation, additional rulemaking, or changes in regulatory policies may affect future regulatory capital requirements applicable to TCF National Bank.

        We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Based on the economic conditions discussed above and the potential impact on TCF's net income, the level at which TCF will be able to pay dividends in future periods under applicable regulatory guidelines is uncertain. Any reduction of, or the elimination of, our common stock dividend in the future could adversely affect the market price of our common stock.

We are a financial holding company and depend on our subsidiaries for dividends, distributions and other payments.

        We are a financial holding company, and, accordingly, substantially all of our operations are conducted through our banking subsidiaries and other subsidiaries. As a result, our cash flow and our ability to make dividend payments to our common stockholders depend on the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. The ability of our banking subsidiaries to pay dividends or make other payments to us is limited by their obligations to maintain sufficient capital and by other regulatory restrictions on dividends. If they do not satisfy these regulatory requirements, we will be unable to pay dividends on our common stock. At September 30, 2009, our banking subsidiaries could pay a total of approximately $137.1 million in dividends to us without prior regulatory approval. However, payments to us by our subsidiaries also will be contingent upon those subsidiaries' earnings and business considerations. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a common stockholder to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

Anti-takeover provisions could adversely affect our stockholders.

        Provisions of Delaware law and of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our certificate of incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

The soundness of other financial institutions could adversely affect us.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There can be no assurance that any such losses would not materially and adversely affect our results of operations.

If we defer payments on our trust preferred capital debt securities or are in default under the related indentures, or if we are in arrears on dividend payments under our preferred stock, if any, we will be prohibited from making distributions on our common stock.

        The terms of our outstanding trust preferred capital debt securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our common stock, or purchasing, acquiring, or making a liquidation payment on such capital stock, if an event of default has occurred and is continuing under the applicable indenture, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities, or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. In addition, we may issue preferred stock, the terms of which could adversely affect our ability to declare or pay dividends or distributions on our common stock.

AUCTION PROCESS

        The following describes the auction process used to determine the public offering price of the warrants. That process differs from methods traditionally used in other underwritten public offerings. The selling security holder and the underwriter will determine the public offering price and the allocation of the warrants in this offering by an auction process conducted by the sole book-running manager, Deutsche Bank Securities, in its capacity as the "auction agent." This auction process will involve a modified "Dutch auction" mechanic in which the auction agent (working with a number of other brokers) will receive and accept bids from bidders at either the minimum bid price of $1.50 or at price increments of $0.05 in excess of the minimum bid price. We may (but are not required to) bid in the auction for some or all of the warrants. After the auction process closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agent will determine the clearing price for the sale of the warrants offered hereby and, if the selling security holder chooses to proceed with the offering, the underwriter will allocate warrants to the winning bidders. The auction agent has reserved the right to round allocations to eliminate odd-lots. The clearing price for the warrants may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under "Risk Factors—Risks Related to the Auction Process" beginning on page S-7.

Eligibility and Account Status

        In order to participate in the auction process, bidders must have an account with, and submit bids to purchase warrants through, either the auction agent or one of the other brokers that is a member of the broker network (collectively, the "network brokers") established in connection with the auction process. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agent or a network broker. If you wish to bid in the auction and do not have an account with the auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through the auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agent, as described below under "—The Auction Process—The Bidding Process."

        Because the warrants are complex financial instruments for which there is no established trading market, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the warrants is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of FINRA. If you do not meet the relevant suitability requirements of the auction agent or another broker, you will not be able to bid in the auction. Accounts at the auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction.

        The auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

        The auction agent and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

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  before submitting a bid in the auction, you should read this prospectus supplement, including all the risk factors;

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  the minimum bid price was agreed by the auction agent and Treasury, and we did not participate in that determination and therefore cannot provide any information regarding the factors that Treasury and Deutsche Bank Securities considered in determining the minimum bid price;

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  if bids are received for 100% or more of the offered warrants, the public offering price will be set at the auction clearing price (unless the selling security holder decides, in its sole discretion, not to sell any warrants in the offering after the clearing price is determined);

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  if bids are received for half or more, but less than all, of the offered warrants, then the selling security holder may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price) as many warrants as it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered warrants are sold, and that in such a case if the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation;

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  if bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering;

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  if there is little or no demand for the warrants at or above the clearing price once trading begins, the price of the warrants will decline;

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  we will be allowed (but are not required) to bid in the auction and, if we do participate, will participate on the same basis as all other bidders without receiving preferential treatment of any kind;

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  the liquidity of any market for the warrants may be affected by the number of warrants that the selling security holder elects to sell in this offering and the number of warrants, if any, that we purchase in the auction process, and the price of the warrants may decline if the warrants are illiquid;

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  the auction agent has the right to reconfirm any bid at its discretion by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agent is under no obligation to reconfirm bids for any reason). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn, but alternatively may in its discretion choose to accept any such bid even if it has not been reconfirmed;

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  the auction agent may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

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  the auction agent will not provide bidders (including us) with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

        None of the underwriter, the selling security holder, or we have undertaken any efforts to qualify the warrants for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

        Even if a bidder places a bid in the auction, it may not receive an allocation of the warrants in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement and the accompanying prospectus in determining whether to submit a bid, the number of warrants you seek to purchase and the price per warrant you are willing to pay.

        The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a Division of Scott & Stringfellow, LLC; Blaylock Robert Van, LLC; Cabrera Capital Markets, LLC; Cantor Fitzgerald & Co.; CastleOak Securities, L.P.; Guzman & Company; Keefe, Bruyette & Woods, Inc.; Loop Capital Markets, LLC; Nomura Securities International, Inc.; Samuel A. Ramirez & Company, Inc.; Sandler O'Neill & Partners, L.P.; Muriel Siebert & Co., Inc.; SL Hare Capital, Inc.; Stifel, Nicolaus & Company, Incorporated; Toussaint Capital Partners, LLC; Utendahl Capital Group, LLC; Wedbush Morgan Securities Inc.; and The Williams Capital Group, LP. The network brokers will not share in any underwriting discounts or fees paid by the selling security holder in connection with the offering of the warrants but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

        The following describes how the auction agent will conduct the auction process:

     General

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  The auction will commence at 8:00 a.m., New York City time, on the date specified by the auction agent via press release prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on that same day (the "submission deadline"). Unless you submit your bids through the auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agent believes may interfere with the auction process, the auction agent may (in consultation with the selling security holder) decide to extend the auction or cancel and reschedule the auction. The auction agent and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation. We are permitted (but are not required) to bid in the auction in the manner described in the last bullet point under "—The Bidding Process" below.

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  During the auction period, bids may be placed at any price (in increments of $0.05) at or above the minimum bid price of $1.50 per warrant.

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  The auction agent and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum size of any bid is 100 warrants.

     The Bidding Process

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  The auction agent and the network brokers will only accept bids in the auction process at the minimum bid price and above the minimum bid price at increments of $0.05.

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  No maximum price or auction price range has been established in connection with the auction process, which means that there is no ceiling on the price per warrant that you or any other bidder can bid in the auction. If you submit a market bid (i.e., a bid that specifies the number of warrants you are willing to purchase without specifying the price you are willing to pay), that bid will be treated as a bid at the highest price received from any bidder in the auction.

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  Once the auction begins, you may submit your bids either directly through the auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agent as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no "all-or-none" bids will be accepted).

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  In connection with submitting a bid, you will be required to provide the following information:

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  the number of warrants that you are interested in purchasing;

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  the price per warrant you are willing to pay; and

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  any additional information that may be required to enable the auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of warrants to you.

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  You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of warrants. Consequently, the sum of your bid sizes should be no more than the total number of warrants you are willing to purchase. In addition, the auction agent may impose size limits on the aggregate size of bids that it chooses to accept from any bidder (including any network broker), although the auction agent is under no obligation to do so or to reconfirm bids for any reason.

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  At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of warrants bid for or the price bid per warrant and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agent before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through the auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

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  Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriter until the acceptance of the bid and the allocation of warrants.

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  A bid received by the auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agent and the selling security holder will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

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  If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

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  The auction agent may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

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  The auction agent will not provide bidders (including us) with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

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  The auction agent or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agent or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the warrants allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

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  We will be allowed (but we are not required) to bid in the auction. If we decide to bid, we will participate on the same basis as all other bidders without receiving preferential treatment of any kind. You will not be notified by either the auction agent, the network brokers or the selling security holder whether we have bid in the auction or, should we elect to participate in the auction, the terms of any bid or bids we may place. We will be required to submit any bids we make through the auction agent. The submission of issuer bids may cause the clearing price in the auction process to be higher than it would otherwise have been absent such bids.

     Pricing and Allocation

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  Deutsche Bank Securities will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders (including us). Bidders whose bids are accepted will be informed about the result of their bids.

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  If valid, irrevocable bids are received for all or more of the warrants being offered, the clearing price will equal the highest price in the auction process at which the quantity of all aggregated bids at or above such price equals 100% or more of the number of warrants being offered.

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  If valid irrevocable bids are received for at least 50% but less than 100% of the warrants being offered, the clearing price will equal the minimum bid price.

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  Unless the selling security holder decides not to sell any warrants or as otherwise described below, all warrants will be sold to bidders at the clearing price.

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  If the number of warrants for which bids are received in the auction is:

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  100% or more of the number of warrants offered in this offering as disclosed on the cover of this prospectus supplement (the "Number of Offered Warrants"), then all warrants sold in the offering will be sold at the clearing price (although the selling security holder could, in its discretion, decide to refrain from selling any warrants in the offering after the clearing price has been determined);

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  50% or more but less than 100% of the Number of Offered Warrants, then the selling security holder may, but will not be required to, sell, at the clearing price (equal to the minimum bid price) as many warrants as it chooses to sell up to the number of bids received in the auction; provided that if it chooses to sell any warrants in such a case it will sell a number of warrants equal to at least 50% of the Number of Offered Warrants; or

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  less than 50% of the Number of Offered Warrants, then the selling security holder will not sell any warrants in this offering.

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  Promptly after the auction agent determines the clearing price, it will communicate that clearing price to the selling security holder. The selling security holder may decide not to sell any warrants after the clearing price is determined. Once the selling security holder confirms its acceptance of the clearing price (and, in the case where bids are received for fewer than 100% of the warrants being offered, the number of warrants to be sold), the auction agent will confirm allocations of warrants to its clients and the network brokers. The underwriter will sell all warrants at the same price per warrant.

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  If bids for all the warrants offered in this offering are received, and the selling security holder elects to sell warrants in the offering, allocation of the warrants will be determined by, first, allocating warrants to any bids made above the clearing price, and second, allocating warrants on a pro-rata basis among bids made at the clearing price. The pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of warrants to be allocated at the bidding increment equal to the clearing price by the number of warrants represented by bids at that bidding increment. Each bid submitted at the clearing price will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by its bid, rounded to the nearest whole number of warrants; provided that bids at the clearing price that are pro-rated may be rounded to the nearest 100 warrants. In no case, however, will any rounded amount exceed the original bid size.

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  If bids for half or more, but fewer than all, of the warrants offered in this offering are received, and the selling security holder chooses to sell fewer warrants than the number of warrants for which bids were received, then all bids will experience equal pro-rata allocation. In other words, each bid, not just those at the lowest price increment, will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by its bid, rounded to the nearest whole number of warrants; provided that bids at the clearing price that are pro-rated may be rounded to the nearest 100 warrants. In no case, however, will any rounded amount exceed the original bid size.

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  After the selling security holder confirms its acceptance of the clearing price (and, in the case where bids are received for fewer than 100% of the warrants being offered, the number of warrants to be sold), the auction agent and each network broker that has submitted bids will notify you, in the event your bids have been accepted, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted. They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

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  The clearing price and number of warrants being sold are expected to be announced via press release prior to the opening of the equity markets on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.

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  Sales to investors bidding directly through the auction agent will be settled via their accounts with Deutsche Bank Securities, while sales through network brokers will be settled through your account with the broker through which your bid was submitted.

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  If you submit successful bids, you will be obligated to purchase the warrants allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agent and the selling security holder will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the warrants that are finally allocated to you, at the public offering price.

        You should carefully review the procedures of, and communications from, the institution through which you bid to purchase warrants.

Auction Process Developments

        You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

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  Potential Request for Reconfirmation. The auction agent may ask you to reconfirm your bid at its discretion by directly contacting you (or your broker, if you submitted your bid through a broker other than the auction agent), although the auction agent is under no obligation to reconfirm bids for any reason. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

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  Notice of Additional Information Conveyed by Free-Writing Prospectus. Notification that additional information relating to this offering is available in a free-writing prospectus.

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  Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted. This notification will include the final clearing price. If your bids have been accepted, you will be informed about the results of the auction process.

USE OF PROCEEDS

        The warrants offered by this prospectus supplement are being sold for the account of the selling security holder named in this prospectus supplement. Any proceeds from the sale of these warrants will be received by the selling security holder for its own account, and we will not receive any proceeds from the sale of any of the warrants offered by this prospectus supplement.

 DESCRIPTION OF WARRANTS

        The following is a brief description of the terms of the warrants being sold by the selling security holder. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the form of warrant and warrant agreement, copies of which will be filed with the SEC.

Common Stock Subject to the Warrants

        Each warrant initially represents the right to purchase one share of our common stock. The number of shares deliverable upon the exercise of each warrant is subject to the adjustments described below under the heading "—Adjustments to the Warrants."

Exercise of the Warrants

        The initial exercise price applicable to each warrant is $16.93 per share of common stock for which the warrant may be exercised. The warrants may be exercised in whole or in part at any time or from time to time on or before 5:00 p.m., New York City time, on November 14, 2018 by surrender to the warrant agent of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrants are being exercised. The exercise price will be paid by the withholding by us of a number of shares of common stock issuable upon exercise of the warrants equal to the value of the aggregate exercise price of the warrants so exercised, determined by reference to the market price of our common stock on the trading day on which the warrants are exercised and notice is delivered to the warrant agent. The exercise price cannot be paid in cash. The exercise price applicable to the warrants is subject to adjustment as described below under the heading "—Adjustments to the Warrants." So long as the warrants are in global form, any exercise notice will be delivered to the warrant agent through and in accordance with the procedures of the depository for the warrants.

        Upon exercise of warrants, the remaining shares of common stock issuable upon exercise will be issued by our transfer agent for the account of the exercising warrantholder. Shares issued upon exercise of warrants will be issued in the name or names designated by the exercising warrantholder and will be delivered by the transfer agent to the exercising warrantholder (or its nominee or nominees) either via book-entry transfer crediting the account of such warrantholder (or the relevant participant of The Depository Trust Company ("DTC") for the benefit of such warrantholder) through DTC's DWAC system, or otherwise in certificated form by physical delivery to the address specified by such warrantholder in the exercise notice. We will not issue fractional shares upon any exercise of the warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the pro-rated per share market price of our common stock on the date of exercise of the warrants for any fractional share that would have otherwise been issuable upon exercise of the warrants. We will at all times reserve the aggregate number of shares of our common stock for which the warrants may be exercised.

        Issuance of any warrant shares deliverable upon the exercise of warrants will be made without charge to the warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of those shares (other than liens or charges created by a warrantholder, income and franchise taxes incurred in connection with the exercise of the warrant or taxes in respect of any transfer occurring contemporaneously therewith).

        We have applied to list the shares of common stock issuable upon the exercise of the warrants on the Exchange.

Rights as a Stockholder

        The warrantholders will have no rights or privileges of holders of our common stock, including any voting rights and rights to dividend payments, until (and then only to the extent) the warrants have been exercised.

Adjustments to the Warrants

        Pursuant to the terms of the warrants, the number of shares of our common stock issuable upon exercise of each warrant (the "warrant shares") and the warrant exercise price will be adjusted upon occurrence of certain events as follows.

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  In the case of stock splits, subdivisions, reclassifications or combinations of common stock.  If we declare and pay a dividend or make a distribution on our common stock in shares of common stock, subdivide or reclassify the outstanding shares of our common stock into a greater number of shares, or combine or reclassify the outstanding shares of our common stock into a smaller number of shares, the number of warrant shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the holder of a warrant after such date will be entitled to purchase the number of shares of our common stock that it would have owned or been entitled to receive in respect of the number of warrant shares had such warrant been exercised immediately prior to such date. The exercise price in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be adjusted by multiplying such exercise price by the quotient of (x) the number of warrant shares immediately prior to such adjustment divided by (y) the new number of warrant shares as determined in accordance with the immediately preceding sentence.

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  In the case of cash dividends or other distributions.  If we fix a record date for making a distribution to all holders of our common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends (as defined below), dividends of our common stock and other dividends or distributions referred to in the preceding bullet point), the exercise price in effect prior to such record date will be reduced immediately thereafter to the price determined by multiplying the exercise price in effect immediately prior to the reduction by the quotient of (x) the market price (as defined below) of our common stock on the last trading day preceding the first date on which our common stock trades regular way on the principal national securities exchange on which our common stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of our common stock (such amount and/or fair market value, the "per share fair market value") divided by (y) such market price on the date specified in clause (x). Any such adjustment will be made successively whenever such a record date is fixed. The number of warrant shares will be increased to the number obtained by multiplying the number of warrant shares deliverable upon exercise of a warrant immediately prior to such adjustment by the quotient of (a) the exercise price in effect immediately prior to the distribution giving rise to this adjustment divided by (b) the new exercise price as determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the per share fair market value would be reduced only by the per share amount of the portion of the cash dividend that would constitute an ordinary cash dividend. If, after the declaration of any such record date, the related distribution is not made, the exercise price and the number of warrant shares then in effect will be readjusted, effective as of the date when our board of directors determines not to make such distribution, to the exercise price and the number of warrant shares that would then be in effect if such record date had not been fixed.

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  In the case of a pro rata repurchase of common stock.  A "pro rata repurchase" is defined as any purchase of shares of our common stock by us or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder, or any other offer available to substantially all holders of our common stock. If we effect a pro rata repurchase of our common stock, then the exercise price will be reduced to the price determined by multiplying the exercise price in effect immediately prior to the effective date (as defined below) of such pro rata repurchase by a fraction of which (A) the numerator will be (i) the product of (x) the number of shares of our common stock outstanding immediately before such pro rata repurchase and (y) the market price of a share of our common stock on the trading day immediately preceding the first public announcement by us or any of our affiliates of the intent to effect such pro rata repurchase, minus (ii) the aggregate purchase price of the pro rata repurchase, and (B) the denominator will be the product of (i) the number of shares of our common stock outstanding immediately prior to such pro rata repurchase minus the number of shares of our common stock so repurchased and (ii) the market price per share of our common stock on the trading day immediately preceding the first public announcement by us or any of our affiliates of the intent to effect such pro rata repurchase. The number of warrant shares will be increased to the number obtained by multiplying the number of warrant shares immediately prior to such adjustment by the quotient of (x) the exercise price in effect immediately prior to the pro rata repurchase giving rise to this adjustment divided by (y) the new exercise price as determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the exercise price or decrease in the number of warrant shares deliverable upon exercise of a warrant will be made pursuant to this adjustment provision. The "effective date" of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer which is a pro rata repurchase or (b) the date of purchase of any pro rata repurchase that is not a tender offer or exchange offer.

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  In the case of a merger, consolidation, statutory share exchange or similar transaction that requires the approval of our stockholders (any such transaction, a "business combination").  In the event of any business combination or reclassification of our common stock (other than a reclassification referenced in the first bullet point above), a warrantholder's right to receive shares of our common stock upon exercise of a warrant will be converted into the right to exercise that warrant to acquire the number of shares of stock or other securities or property (including cash) which our common stock issuable (at the time of such business combination or reclassification) upon exercise of such warrant immediately prior to such business combination or reclassification would have been entitled to receive upon consummation of such business combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of a warrant following the consummation of such business combination, if the holders of our common stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the consideration that a warrantholder will be entitled to receive upon exercise will be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of our common stock that affirmatively make an election (or of all such holders if none make an election). For purposes of determining any amount of warrant shares to be withheld by us as payment of the exercise price from stock, securities or the property that would otherwise be delivered to a warrantholder upon exercise of warrants following any business combination, the amount of such stock, securities or property to be withheld will have a market price equal to the aggregate exercise price as to which such warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such warrants are exercised and notice is delivered to the warrant agent. If any such property is not a security, the market price of such property will be deemed to be its fair market value as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. If making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the relevant noon buying rate published by the Federal Reserve Bank of New York on such exercise date.

        Neither the exercise price nor the number of shares issuable upon exercise of a warrant will be adjusted in the event of a change in the par value of our common stock or a change in our jurisdiction of incorporation. If an adjustment in the exercise price made in accordance with the adjustment provisions above would reduce the exercise price to an amount below the par value of our common stock, then that adjustment will reduce the exercise price to that par value.

        The warrant agent will notify the warrantholders of any adjustments. If the warrant agent fails to give such notice, the exercise price and the number of shares issuable upon exercise of the warrants will nevertheless be adjusted.

        If more than one adjustment provision applies to a single event, the adjustment provision that produces the largest adjustment with respect to such event will be applied, and no single event will cause an adjustment under more than one adjustment provision so as to result in duplication. All such adjustments will be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the exercise price or the number of shares issuable upon exercise of a warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of our common stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or 1/10th of a share of our common stock, or more, or on exercise of a warrant if that occurs earlier.

        For purposes of these adjustment provisions:

        "ordinary cash dividends" means a regular quarterly cash dividend on shares of our common stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time). Ordinary cash dividends will not include any cash dividends paid subsequent to November 14, 2008 to the extent the aggregate per share dividends paid on our outstanding common stock in any quarter exceed $0.25, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

        "market price" means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two FINRA members selected from time to time by us for that purpose, and will be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required under the warrants, the market price will be deemed to be the fair market value per share of such security as determined in good faith by our board of directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. If any such security is listed or traded on a non-U.S. market, such fair market value will be determined by reference to the closing price of such security as of the end of the most recently ended business day in such market prior to the date of determination. If making any such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the relevant noon buying rate published by the Federal Reserve Bank of New York on such exercise date. For the purposes of determining the market price of our common stock on the "trading day" preceding, on or following the occurrence of an event, (i) that trading day will be deemed to commence immediately after the regular scheduled closing time of trading on the Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day will end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the market price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the market price would be determined by reference to such 4:00 p.m. closing price).

Amendment

        Any warrants may be amended and the observance of any material term of such warrants may be waived with the consent of a majority of the holders of such warrants; provided that the consent of each affected warrantholder is necessary for any amendment (i) to increase the exercise price or to decrease the number of shares issuable upon exercise of the warrants (other than pursuant to the terms of the adjustment provisions in the warrant certificate described above) (ii) that would shorten the time period during which the warrants are exercisable or (iii) that would change in a manner adverse to such warrantholder the terms of the adjustment provisions in the warrant certificate described above.

Description of the Warrant Agreement

        Under the warrant agreement, Computershare Trust Company, N.A. is appointed as the warrant agent to act on our behalf in connection with the transfer, exchange, redemption, exercise and cancellation of the warrants and required to maintain a registry recording the names and addresses of all registered holders of warrants. The warrant agent will receive a fee in exchange for performing these duties under the warrant agreement and will be indemnified by us for liabilities not involving gross negligence, willful misconduct or bad faith and arising out of its service as warrant agent.

        The warrants will initially be issued in the form of one or more global warrants as specified in the warrant agreement. Each global warrant will be deposited upon issuance with, or on behalf of, DTC, and will be registered in the name of DTC or a nominee of DTC, in each case for credit to the account of a direct or indirect participant in DTC. For a description of book-entry procedures and settlement mechanics generally applicable to securities held through DTC participants, see the section entitled "Book-Entry Issuance." Owners of a beneficial interest in any global warrant are entitled to receive a warrant in definitive form not held by a depository or the warrant agent only if (i) DTC is unwilling or unable to continue as depository for the global warrant or ceases to be a "clearing agency" under the Exchange Act (and, in each case, no successor depository is appointed within 90 days), (ii) we, in our sole discretion, notify the warrant agent of our election to issued warrants in definitive form under the warrant agreement or (iii) we have been adjudged bankrupt, consented to the filing of bankruptcy proceedings, or filed a petition, answer or consent seeking to reorganize under federal or state law.

Governing Law

        The warrants and the warrant agreement will be governed by New York law.

 DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus supplement, we are authorized to issue 280,000,000 shares of common stock. As of December 9, 2009, we had 130,353,700 shares of common stock issued (which includes 1,345,730 shares held in treasury) and had reserved approximately 8,391,851 shares of common stock for issuance under outstanding warrants and various employee or director incentive, compensation and option plans.

        The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends

        Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment. In addition, any determination to pay dividends will be subject to applicable regulatory restrictions and Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors. For additional information regarding the payment of dividends, see "Risk Factors—Risks Related to our Common Stock."

Voting Rights

        Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designation and applicable law, all voting rights are vested in the holders of shares of our common stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and, to the extent applicable, after the holders of any series of our outstanding preferred stock have received any of their liquidation preferences in full.

Transfer Agent

        Computershare Trust Company, N.A. is the transfer agent, registrar and dividend disbursement agent for our common stock.

Miscellaneous

        The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock.

 SELLING SECURITY HOLDER

        On November 14, 2008, we issued to Treasury a warrant to purchase 3,199,988 shares of our common stock together with shares of our preferred stock pursuant to the Securities Purchase Agreement (as defined below). Treasury acquired the warrant and shares of our preferred stock as part of the Troubled Assets Relief Program, or TARP. TARP was established pursuant to the Emergency Economic Stabilization Act of 2008 (the "EESA"), which was enacted into law on October 3, 2008 in response to the financial crisis. EESA requires the Secretary of the Treasury to acquire warrants in connection with certain purchases from a financial institution, subject to certain exceptions. The warrants being offered were acquired when Treasury acquired our preferred stock in November 2008. On April 22, 2009, TCF Financial Corporation redeemed the preferred stock issued to Treasury. We are registering the warrants (and the shares of common stock issuable upon exercise of the warrants) offered by this prospectus supplement and the accompanying prospectus on behalf of Treasury as the selling security holder.

        The following description of the selling security holder was provided by Treasury and derived from Treasury's website. Treasury is the executive agency of the U.S. government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation's financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the U.S., identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

        The table below sets forth information with respect to the beneficial ownership of the warrants held as of December 11, 2009 by the selling security holder, the number of warrants being offered hereby, and information with respect to warrants to be beneficially owned by the selling security holder assuming all the warrants offered hereby are sold.

	Warrants Beneficially Owned Prior to this Offering			Warrants Beneficially Owned after this Offering
			Warrants Offered in this Offering Number
Selling Security Holder	Number	Percentage		Number	Percentage
United States Department of the Treasury	3,199,988	100%	3,199,988	0	0%

        The warrants currently are exercisable for 3,199,988 shares of our common stock, which represent approximately 2.5% of our common stock outstanding as of September 30, 2009 (however, because the warrants must be exercised on a cashless basis, we will withhold from an exercising warrantholder a number of shares with a value equal to the aggregate exercise price as payment for the exercise of the warrants). The actual number of shares that could be issued upon exercise of the warrants will depend upon the market price of our common stock at the time of exercise and other factors, including the adjustment provisions described above under "Description of Warrants—Adjustments to the Warrants," and cannot be determined at this time. Other than the warrants, Treasury does not own any of our equity securities.

        Our operations are regulated by various U.S. governmental authorities, including in certain respects by the selling security holder. Other than an agreement dated November 14, 2008 between us and the selling security holder under which we issued preferred stock and the warrants (the "Securities Purchase Agreement"), we have no material contractual relationships with the selling security holder. Purchasers of the warrants will have no rights under the Securities Purchase Agreement.

        Under the Securities Purchase Agreement, we have agreed to indemnify the selling security holder in connection with certain liabilities in connection with this offering, including any liabilities under the Securities Act. As an agency of the United States, Treasury is likely immune from suit on claims by purchasers of warrants in connection with this offering. See "Risk Factors—Risks Related to the Warrants—The selling security holder is a federal agency and your ability to bring a claim against the selling security holder under the federal securities laws may be limited" above.

Governmental Immunity

        The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The Federal Tort Claims Act bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering to which this prospectus relates, likely would be barred. In addition, Treasury has advised us that Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the warrants or the shares of common stock issuable upon the exercise thereof likely would be barred.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax consequences of acquiring and owning the warrants and the common stock received pursuant to exercising the warrants. It applies to you only if you acquire the warrants in the offering and you hold your warrants and common stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns warrants and/or common stock as part of a straddle or a hedging or conversion transaction for tax purposes, or

  •
  a U.S. holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the warrants and/or common stock, the United States federal income tax treatment of a partner (or member) will generally depend on the status of the partner and the tax treatment of the partnership (or other entity). A partner in a partnership (or member of such other entity) holding the warrants and/or common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the warrants and common stock.

Please consult your own tax advisor concerning the consequences of owning the warrants and common stock in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

        You are a U.S. holder if you are a beneficial owner of a warrant and/or common stock and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        A "non-U.S. holder" is a beneficial owner of a warrant or common stock that is not a U.S. holder and is not a partnership or other entity treated as a partnership for United States federal income tax purposes.

Ownership of Warrants

U.S. Holders

Sale of a Warrant

        In general, if you are a U.S. holder of a warrant, you will recognize gain or loss upon the sale of the warrant in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the warrant. Your initial tax basis in a warrant will be the purchase price. Gain or loss attributable to the sale of a warrant will generally be capital gain or loss. Capital gain of a non-corporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the U.S. holder has a holding period greater than one year.

Exercise of the Warrants

        Although it is not free from doubt, we expect that the exercise of the warrants on a cashless basis as described above under "Description of Warrants—Exercise of the Warrant," should be treated as exercising a warrant with an exercise price of zero to receive a variable number of shares. Under such characterization, if you are a U.S. holder and you exercise your warrants on a cashless basis, no gain or loss should be recognized, except that your receipt of cash in lieu of a fractional share of common stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your adjusted federal income tax basis in the common stock that is allocable to the fractional shares. Your tax basis in the common stock you receive upon exercising your warrant (including any basis allocable to a fractional share) will generally equal the aggregate adjusted tax basis in all the warrants exercised. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock you receive upon exercise and the fractional share, in accordance with their respective fair market values. The holding period of the common stock acquired upon the exercise of the warrants should commence upon the date of exercise (or possibly on the day following the day the warrant is exercised).

        However, other characterizations are possible. For instance, the exercise of the warrants could also be characterized as a recapitalization. Under such characterization, the tax consequences to a U.S. holder who exercises the warrants will generally be the same as described above, except that the holding period of common stock received upon the exercise of a warrant will include the holder's holding period of the warrants.

        Alternatively, the IRS could take the position that the exercise of the warrants would result in a taxable exchange resulting in gain or loss. The amount of gain or loss recognized on such deemed exchange and its character as short term or long term will depend on the position taken by the IRS regarding the nature of that exchange. If the U.S. holder is treated as exchanging the warrants for the common stock received on exercise, the amount of gain or loss will be the difference between the fair market value of the common stock and cash in lieu of fractional shares received on exercise and the holder's basis in the warrants. In that case, the U.S. holder will have long term capital gain or loss if it has held the warrant for more than one year.

        Alternatively, the IRS could take the position that the U.S. holder is treated as selling a portion of the warrants or underlying common stock for cash that is used to pay the exercise price for the warrant, and the amount of gain or loss will be the difference between that exercise price and the holder's basis attributable to the warrants or common stock deemed to have been sold. If the U.S. holder is treated as selling warrants, the holder will have long term capital gain or loss if it has held the warrants for more than one year. If the U.S. holder is treated as selling common stock, the holder will have short term capital gain or loss. In either case, a U.S. holder of a warrant will also recognize gain or loss in respect of the cash received in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the portion of the holder's tax basis attributable to such fractional share.

        Any gain or loss will be capital gain or loss and will be taxable in the same manner as described under "Sale of a Warrant," above.

        Please consult your tax advisors concerning these other possible characterizations of the cashless exercise of your warrants.

Expiration of the Warrants

        Upon the expiration of the warrants, a U.S. holder will recognize a loss equal to the adjusted tax basis of the warrants. Such loss will generally be a capital loss and will be a long-term capital loss if the warrant has been held for more than one year on the date of expiration.

Adjustments Under the Warrants

        Pursuant to the terms of the warrants, the exercise price at which the common stock may be purchased and/or the number of shares of common stock that may be purchased is subject to adjustment from time to time upon the occurrence of certain events. Under section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a warrant holder may be treated as a distribution with respect to any U.S. holder of warrants whose proportionate interest in our earnings and profits is increased by such change or transaction. Thus, under certain circumstances which may or may not occur, such an adjustment pursuant to the terms of the warrants may be treated as a taxable distribution to the warrant holder to the extent of our current or accumulated earnings and profits, without regard to whether the warrant holder receives any cash or other property. In particular, an adjustment that occurs as a result of a cash distribution to the holders of our common shares will be treated as such a taxable distribution. In the event of such a taxable distribution, a U.S. holder's basis in its warrants will be increased by an amount equal to the taxable distribution.

        The rules with respect to adjustments are complex and U.S. holders of warrants should consult their own tax advisors in the event of an adjustment.

Non-U.S. Holders

        If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition or upon the exercise of your warrants unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a United Sates real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition or exercise, more than 5% of our common stock and you are not eligible for any treaty exemption.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at 30% or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Ownership of Common Stock

U.S. Holders

Taxation of Dividends

        In general, distributions with respect to our common stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will qualify for taxation at special rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Taxation of Capital Gains

        Upon the sale or other disposition of our common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our common stock. Such capital gain or loss will generally be long-term if your holding period in respect of such common stock is more than one year. For a discussion of your holding period in respect of common stock received upon exercising the warrants, see above under "—Ownership of Warrants—U.S. Holders—Exercise of the Warrants." Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Taxation of Dividends

        Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  •
  you are a non-U.S. person, and

  •
  the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

        "Effectively connected" dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

        If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your common Stock or warrants unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  •
  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our Common Stock and you are not eligible for any treaty exemption.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

New Proposed Legislation

        Congress is considering proposed legislation which would significantly change the reporting requirements of certain non-U.S. persons. If this legislation is enacted, unless such non-U.S. persons comply with reporting requirements about their direct and indirect U.S. shareholders and/or U.S. accountholders, a 30% withholding tax would be imposed on certain payments, including payments of U.S.-source dividends, that are paid to certain foreign financial institutions, investment funds and other non-U.S. persons. It is unclear whether, or in what form, this proposed legislation may be enacted. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the proposed legislation on their investment in respect of the common stock.

Information Reporting and Backup Withholding

        If you are a U.S. holder of our common stock or warrants, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our common stock or warrants, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on form 1042-S) with respect to:

  •
  dividend payments, and

  •
  the payment of the proceeds from the sale of common stock or warrants effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person, or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption (such as your corporate status).

        Payment of the proceeds from the sale of common stock or warrants effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock or warrants will be subject to information reporting (but not backup withholding) if it is effected at a foreign office of a broker that is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership with certain U.S. connections,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition, holding, disposition and exercise of the warrants by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code ("ERISA Plans"), Keogh plans, individual retirement accounts and other arrangements that are not subject to ERISA but to which Section 4975 of the Code applies, and entities whose underlying assets are considered to include "plan assets" of ERISA plans and other such plans, accounts and arrangements (collectively, "Plans").

General Fiduciary Matters

        Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing the acquisition, holding, disposition and exercise of the warrants. Among other factors, the fiduciary should consider whether the action is consistent with the documents and instruments governing the ERISA Plan and whether the action would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. For example, we may be considered a party in interest or disqualified person with respect to a Plan to the extent we or our affiliates are engaged in businesses which provide services to Plans.

        A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. It is possible, however, that a governmental, church or foreign plan may be subject to other federal, state or local laws that contain fiduciary and prohibited transaction provisions substantially similar to those under Title I of ERISA and Section 4975 of the Code ("Similar Laws").

        There are a number of statutory prohibited transaction exemptions. For example, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for certain transactions, such as sales or exchanges of property with a party in interest, provided the following conditions are satisfied: (a) the transaction is with a party in interest, other than a fiduciary (or an affiliate) who has, or exercises, any discretionary authority or control with respect to the investment of plan assets involved in the transaction or renders investment advice with respect to such plan assets, solely by reason of providing services to the Plan or solely by reason of a relationship to certain service providers, or both, and (b) the Plan receives no less and/or pays no more than "adequate consideration," as the case may be (the "Service Provider Exemption"). In addition, the Department of Labor has issued several prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding, disposition and exercise of warrants. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers.

        Accordingly, any purchaser or holder of warrants will be deemed to have represented and warranted by its purchase and holding thereof that either (A) it is not a Plan, or a governmental, church or foreign plan subject to any Similar Law, and it is not purchasing warrants on behalf of or with "plan assets" of any such Plan or governmental, church or foreign plan or (B) its purchase, holding and, to the extent relevant, disposition or exercise of a warrant either (i) qualifies for exemptive relief under the Service Provider Exemption or PTCE 84-14, 90-1, 91-38, 95-60 or 96-23 (or some other applicable statutory, class or individual exemption) or (ii) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church or foreign plan, a violation of any Similar Law).

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing warrants on behalf of or with "plan assets" of any Plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, Deutsche Bank Securities, as the underwriter, has agreed to purchase from the selling security holder the following number of warrants at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Number of Warrants
Deutsche Bank Securities Inc.

Total

        The underwriting agreement provides that the obligations of the underwriter to purchase the warrants offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the warrants the selling security holder determines to sell, if any are purchased. The number of warrants that the selling security holder may determine to sell will depend, in part, upon the success of the auction process. See "Auction Process—The Auction Process—Pricing and Allocation."

        The underwriter plans to offer the warrants for sale pursuant to the auction process described above under "Auction Process." Warrants sold by the underwriter to the public will be sold at the clearing price determined through that auction process. During the auction period, bids may be placed at any price (in increments of $0.05) at or above the minimum bid price of $1.50 per warrant. The offering of the warrants by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. As described under "Auction Process," the selling security holder may decide not to sell any warrants in the auction process, regardless of the clearing price set in the auction process.

        The underwriting discounts and commissions are 1.5% of the public offering price per warrant. The selling security holder has agreed to pay the underwriter the following discounts and commissions:

Per Warrant	$
Total	$

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             .

        We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

        Each of our executive officers and directors has agreed, subject to certain specified exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any warrants or shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our warrants or our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of Deutsche Bank Securities. Any such consent may be given at any time without public notice. We have entered into a similar agreement with the underwriter with respect to the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, which can only be waived with the prior written consent of Deutsche Bank Securities, except that without such consent we may among other things (i) issue common stock or securities convertible into or exchange for common stock in connection the exercise of options, warrants and securities outstanding on the date hereof, (ii) sell or distribute equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or S-8 (or any successor form), (iii) grant and issue shares of equity securities and/or options or other rights in respect thereof pursuant to stock-based compensation or incentive plans; (iv) issue common stock in connection with dividend reinvestment plans or employee stock purchase plans; and (v) issue common stock in connection with any court order or decree. The Securities Purchase Agreement with Treasury contains similar but more restrictive lock-up provisions. There are no agreements between either Deutsche Bank Securities or the selling security holder and us or any of our stockholders or affiliates releasing us or them from these lock-up agreements prior to the expiration of the 45-day period.

        The warrants have no established trading market. We have applied to list the warrants on the Exchange. The underwriter may make a market in the warrants after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the warrants or that an active public market for the warrants will develop.

        In connection with the offering and any subsequent market-making activities, the underwriter may purchase and sell warrants or common stock in the open market. These transactions may include stabilizing transactions, which consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering, or other purchases. In addition, the underwriter may engage in short sales and purchases to cover positions created by short sales in connection with any market-making activities. Short sales would involve the sale by the underwriter of a greater number of securities than the underwriter then holds, and must be closed out by purchasing those securities in the open market. Stabilizing transactions and purchases to cover a short position, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or decelerating a decline in the market price of the warrants, and may stabilize, maintain or otherwise affect the market price of the warrants or the common stock. As a result, the price of the warrants or the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Exchange, in the over-the-counter market or otherwise.

        The underwriter and its affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to us and to the selling security holder, for which they received or will receive customary fees and expenses. Deutsche Bank Securities has agreed to provide various services to Treasury in connection with sales of the warrants of certain financial institutions (as defined in the EESA) in connection with offerings of those warrants to be conducted as public auctions, pursuant to which Deutsche Bank Securities is entitled to an administrative fee of $250,000 and a minimum commitment fee of up to $10 million for services performed during the two-year commitment period (subject to reduction by the amount of any underwriting compensation received by Deutsche Bank Securities in connection with completed auctions). The commitment fee (as so reduced) generally is payable only at the end of that two-year period.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of warrants and shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the warrants and shares of common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of warrants may be made to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of the warrants to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the warrants to be offered so as to enable an investor to decide to purchase or subscribe the warrants, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

        The warrants may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the warrants may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to warrants which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        No securities registration statement ("SRS") has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) ("FIEL") in relation to the warrants.

        The warrants are being offered in a private placement to "qualified institutional investors" (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) ("QIIs"), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the warrants in this offer may not transfer or resell those warrants except to other OIIs.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the warrants may not be circulated or distributed, nor may the warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the warrants are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

then shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the warrants pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

United Arab Emirates

        This prospectus supplement and the attached prospectus have not been approved or licensed by the Central Bank of the United Arab Emirates (the "UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE. The offer of the warrants does not constitute a public offer of securities in the UAE in accordance with relevant laws of the UAE, in particular, the Commercial Companies Law, Federal law No. 8 of 1984 (as amended). The warrants may not be offered to the public in the UAE. The warrants may only be offered and issued to a limited number of investors in the UAE who qualify as sophisticated investors under the relevant laws and regulations of the UAE. The underwriter represents and warrants that the warrants will not be offered, sold, transferred or delivered to the public in the UAE.

     Notice to Prospective Investors in the Dubai International Financial Centre

        This statement relates to an "exempt offer" in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The warrants to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the warrants offered should conduct their own due diligence on the warrants. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. For the avoidance of doubt, the warrants are not interests in a "fund" or "collective investment scheme" within the meaning of either the Collective Investment Law (DIFC Law No. 1 of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

 BOOK-ENTRY ISSUANCE

        The warrants may be issued as global warrants and deposited with a depositary. The following is a summary of the depositary arrangements applicable to warrants issued in permanent global form and for which DTC will act as depositary (the "global warrants"). The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Each global warrant will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global warrants will not be exchangeable for certificated warrants.

        Only institutions that have accounts with DTC or its nominee ("DTC participants") or persons that may hold interests through DTC participants may own beneficial interests in a global warrant. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global warrants and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global warrants by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the warrants. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global warrant.

        DTC has advised us that upon the issuance of a global warrant and the deposit of that global warrant with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the number of warrants represented by that global warrant to the accounts of DTC participants.

        We will make any payments on warrants represented by a global warrant to DTC or its nominee, as the case may be, as the registered owner and holder of the global warrant representing those securities. DTC has advised us that upon receipt of any payment on a global warrant, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that warrant, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global warrant held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

        Neither TCF nor our agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global warrant or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

        A global warrant is exchangeable for certificated warrants registered in the name of a person other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global warrant or DTC ceases to be registered under the Exchange Act;

  •
  we determine in our discretion that the global warrant will be exchangeable for certificated warrants in registered form; or

  •
  we are adjudged bankrupt or insolvent, make an assignment for the benefit of our creditors or upon certain similar events.

        Any global warrant that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated warrants in registered form. The registrar will register the certificated warrants in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global warrant.

        Except as provided above, as an owner of a beneficial interest in a global warrant, you will not be entitled to receive physical delivery of warrants in certificated form and will not be considered a holder of warrants for any purpose. No global warrant will be exchangeable except for another global warrant of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global warrant.

        We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global warrant desires to take any action that a holder is entitled to take under the terms of the warrants, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act.

Global Clearance and Settlement Procedures

        Initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC's same day funds settlement system.

        Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global warrants among DTC participants, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

 LEGAL MATTERS

        The validity of the warrants to be offered in this offering will be passed on for us by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Certain legal matters in connection with the offering will be passed on for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

 EXPERTS

        The consolidated financial statements of TCF Financial Corporation as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

TCF Financial Corporation

Preferred Stock
Common Stock
Warrants
Units

        TCF Financial Corporation may offer and sell, from time to time, preferred stock, common stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination. The preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock or other securities.

        This prospectus provides you with a general description of these securities and the general manner in which they may be offered. The specific terms of any shares of securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

        Additionally, securities may be offered and sold from time to time by any selling securityholder named in a prospectus supplement who has acquired, or will acquire, our securities in transactions that were not, or will not be, registered under the Securities Act of 1933, as amended, as described under "Plan of Distribution." Specific information with respect to any offer and sale by any selling securityholder will be set forth in the prospectus supplement relating to that transaction.

        You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to sell any of the securities unless accompanied by a prospectus supplement.

        The common stock of TCF Financial Corporation is listed on the New York Stock Exchange under the symbol "TCB."

        You should refer to the risk factors included in our periodic reports, the applicable prospectus supplement and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See "Risk Factors" on page 3.

        The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

        These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation nor any other governmental agency or instrumentality.

        Our mailing address is 200 Lake Street East, MAIL CODE EX0-03-P, Wayzata, Minnesota 55391 and our telephone number is (952) 745-2760.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2008

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND
THE ACCOMPANYING PROSPECTUS SUPPLEMENT

        We provide information to you about the securities in two separate documents that progressively provide more detail:

  •
  this prospectus, which provides general information, some of which may not apply to your securities; and

  •
  the accompanying prospectus supplement, which describes the terms of the securities.

        If the terms of your securities vary between the prospectus supplement and this prospectus, you should rely on the information in the following order of priority:

  •
  the prospectus supplement; and

  •
  this prospectus.

        We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The Table of Contents included in this prospectus and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the "SEC." By using a shelf registration statement, we may, from time to time, sell any or all of these securities or any combination of preferred stock, common stock, warrants and units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock or other securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell any of these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

        In addition, under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add to, update, or change information contained in this prospectus.

        You should read both this prospectus and, if applicable, any prospectus supplement together with the additional information that we refer you to, as discussed below under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations, and prospects may have changed since those dates.

        As used in this prospectus, the terms "TCF," "we," "us," and "our" or similar references mean TCF Financial Corporation and its subsidiaries on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, which we refer to in this prospectus as the "Securities Act." The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the SEC at the address provided below or on the SEC's Internet site.

        In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the "Exchange Act." You may read and copy this information at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

        We also file these documents with the SEC electronically. You can access the electronic versions of these filings through the SEC's Internet site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.tcfbank.com. Our website is not a part of this prospectus.

        You can also inspect reports, proxy statements other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

        This prospectus incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about us and our financial condition:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  Our Current Reports on Form 8-K filed with the SEC on January 25, 2008, April 28, 2008, July 22, 2008, July 28, 2008, August 6, 2008, August 8, 2008, August 19, 2008, October 24, 2008, November 3, 2008; November 14, 2008; November 25, 2008 and December 9, 2008; and

  •
  The description of our common stock that is contained in our Registration Statement on Form 8-A filed on May 17, 1989 with the SEC under Section 12(g) of the Exchange Act.

        We also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date we sell all of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet web site at the address described previously. Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into the information that this document incorporates. You may obtain documents incorporated by reference in this prospectus by request in writing or by telephone from us at the following address:

TCF Financial Corporation
200 Lake Street East
Mail Code EX0-03-P
Wayzata, MN 55391-1693
Attention: Investor Relations
Telephone: (952) 745-2760

FORWARD-LOOKING STATEMENTS

        This prospectus, the documents incorporated by reference and other reports issued by the Company, including reports filed with the SEC, may contain "forward-looking" statements that deal with future results, plans or performance. In addition, TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans and are subject to a number of risks and uncertainties. These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; an inability to increase the number of deposit accounts and the possibility that deposit account losses (fraudulent checks, etc.) may increase; impact of legal, legislative or other changes affecting customer account charges and fee income; reduced demand for financial services and loan and lease products; adverse developments affecting TCF's supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches; changes in accounting standards or interpretations of existing standards; monetary, fiscal or tax policies of the federal or state governments; including adoption of state legislation that would increase state taxes; adverse findings in tax audits or regulatory examinations and resulting enforcement actions; changes in credit and other risks posed by TCF's loan, lease, investment, and securities available for sale portfolios, including declines in commercial or residential real estate values or changes in allowance for loan and lease losses methodology dictated by new market conditions or regulatory requirements; lack of or inadequate insurance coverage for claims against TCF; technological, computer-related or operational difficulties or loss or theft of information; adverse changes in securities markets directly or indirectly affecting TCF's ability to sell assets or to fund its operations; results of litigation, including possible increases in indemnification obligations for certain litigation against Visa U.S.A. ("covered litigation") and potential reductions in card revenues resulting from other litigation against Visa; increased deposit insurance premiums or other costs related to deteriorating conditions in the banking industry and the economic impact on banks of the Emergency Economic Stabilization Act or other related legislative and regulatory developments; heightened regulatory practices, requirements or expectations; or other significant uncertainties. You should consult our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Registration Statement on Form 8-A that are incorporated herein by reference for additional important information about TCF.

RISK FACTORS

        An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

TCF FINANCIAL CORPORATION

        TCF is a financial holding company. We were organized in 1987 under the laws of the State of Delaware. Our banking subsidiaries, TCF National Bank and TCF National Bank Arizona, are headquartered in Minnesota and Arizona and operate bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona. As of September 30, 2008, TCF's consolidated assets were $16.5 billion. TCF was the 34th largest publicly traded bank holding company in the United States based on total assets as of June 30, 2008, as determined by Ipreo. TCF's core businesses include retail and small business banking; commercial banking; consumer lending; leasing and equipment finance. The retail banking business includes traditional and supermarket branches, campus banking, EXPRESS TELLER® ATMs and Visa USA Inc. ("Visa") cards.

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760.

REGULATION AND SUPERVISION

        As a financial holding company, we are supervised and regulated by The Board of Governors of the Federal Reserve System, or the "Federal Reserve Board." In addition, our banking subsidiaries are supervised and regulated by various federal and state banking regulatory authorities, including the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, or the "FDIC." For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies and banks, as well as specific information about us and our subsidiaries, please refer to the section "Regulation" under the caption "Item 1. Business" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. See "Where You Can Find More Information" above for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of securityholders.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to combined fixed charges were as follows for the periods presented:

		Year Ended December 31,
	Nine Months Ended September 30, 2008
		2007	2006	2005	2004	2003
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding interest on deposits	1.94x	2.86x	3.15x	3.96x	4.91x	3.91x
Including interest on deposits	1.55x	1.86x	1.99x	2.68x	3.73x	2.93x

        For purposes of computing these ratios, earnings represent income before income tax expense and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and an appropriate portion of rentals (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

        No shares of our series A preferred stock, or any other class of preferred stock, were outstanding during the periods shown and we did not pay preferred stock dividends during these periods.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the offered securities for general corporate purposes unless otherwise described in a prospectus supplement accompanying this prospectus. Our general corporate purposes may include:

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  funding the business of our operating units, including the expansion of lending programs;

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  funding investments in, or extensions of credit or capital contributions to, our subsidiaries;

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  refinancing outstanding indebtedness or refunding maturing indebtedness; or

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  financing possible acquisitions or business expansion.

SELLING SECURITYHOLDERS

        On November 14, 2008, we issued certain of the securities covered by this prospectus to the United States Department of the Treasury (the "Treasury"), which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

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  361,172 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to in this prospectus as the "series A preferred stock," representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;

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  A warrant to purchase 3,199,988 shares of our common stock, representing beneficial ownership of approximately 2.4% of our common stock as of December 9, 2008; and

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  3,199,988 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 2.4% of our common stock as of December 9, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole investment and, to the extent applicable, voting power with respect to the securities.

        We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

        See "Plan of Distribution" for additional information about selling securityholders and the manner in which they may dispose of their shares.

        Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

        Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by use of this prospectus and a prospectus supplement:

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  to the public through underwriters;

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  through dealers;

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  through agents; or

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  directly to purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions:

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  at a fixed price, or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

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  the name of the agent or the name or names of any underwriters;

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  the public offering or purchase price;

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  any discounts and commissions to be allowed or paid to the agent or underwriters;

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  all other items constituting underwriting compensation;

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  any discounts and commissions to be allowed or paid to dealers; and

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  any exchanges on which the securities will be listed.

        Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

        Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and the prospectus supplement may be entitled to indemnification by us against some types of liabilities, including liabilities under the Securities Act, or to reimbursement for some types of expenses.

        Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and the prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

        Certain of the underwriters, dealers, agents or their affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services for, us or our or its affiliates in the ordinary course of business.

        We may also use this prospectus to solicit offers to purchase securities directly. Except as set forth in the prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

        The securities covered by this prospectus may also be sold from time to time by our securityholders. The selling securityholders and their successors, including their transferees, may sell their securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the securities. In the case of sales by selling securityholders, we will not receive any of the proceeds from the sale by them of the securities. Unless otherwise described in an applicable prospectus supplement, the description herein of sales by us regarding underwriters, dealers and agents will apply similarly to sales by selling securityholders through underwriters, dealers and agents. We will name the underwriters, dealers or agents acting for the selling securityholders in a prospectus supplement and provide the principal terms of the agreement between the selling securityholders and the underwriters, dealers or agents.

        In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of those securities may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts or commissions under the Securities Act. Any selling securityholder who is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders will be obligated to comply with the provisions of the Exchange Act and its rules relating to stock manipulation, particularly Regulation M.

        We do not intend to apply for listing of the series A preferred stock on any securities exchange or for inclusion of the series A preferred stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock.

        We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration of the securities covered by this prospectus.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 30,000,000 shares of preferred stock, par value $.01 per share, in one or more series. Of such number of shares of preferred stock, our board of directors has designated 361,172 shares as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A," referred to in this prospectus as the series A preferred stock, the terms of which are described under "Description of Series A Preferred Stock" following this section.

        The following summary contains a description of general terms of any series of preferred stock that we may issue. The terms of any series of preferred stock may differ from the terms described below and will be described in the prospectus supplement relating to that series of preferred stock. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation (including the applicable certificates of designation) and our bylaws.

        Subject to limitations prescribed by Delaware law and our certificate of incorporation, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our board of directors.

        You should refer to the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

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  the series, title and stated value of that preferred stock;

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  the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

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  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

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  whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

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  the procedures for any auction or remarketing, if any, for that preferred stock;

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  provisions for a sinking fund, if any, for that preferred stock;

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  provisions for redemption, if applicable, of that preferred stock;

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  any listing of that preferred stock on any securities exchange;

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  the terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

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  the relative ranking and preference of the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up if other than as described in this prospectus;

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  any limitations on the issuance of any other series of preferred stock ranking senior to or on a parity with the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up;

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  a discussion of certain federal income tax considerations applicable to that preferred stock;

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  any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock; and

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  any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable and, except as may be determined by our board of directors and set forth in the certificate of designation setting forth the terms of any series of preferred stock, will not have, or be subject to, any preemptive or similar rights.

DESCRIPTION OF SERIES A PREFERRED STOCK

        The following is a brief description of the terms of the series A preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation and related certificate of designation with respect to the series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

        As described above, we have authority to issue up to 30,000,000 shares of preferred stock, par value $.01 per share. Of such number of shares of preferred stock, 361,172 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series A preferred stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series A Preferred Stock

        Holders of shares of series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from November 14, 2008 to, but excluding, February 15, 2013. From and after February 15, 2013, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.

        Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

        If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.

        We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Priority of Dividends

        With respect to the payment of dividends and the amounts to be paid upon liquidation, the series A preferred stock will rank:

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  senior to our common stock and all other equity securities designated as ranking junior to the series A preferred stock; and

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  at least equally with all other equity securities designated as ranking on a parity with the series A preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of TCF.

        So long as any shares of series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the series A preferred stock for all prior dividend periods, other than:

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  redemptions, purchases or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

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  purchases or other acquisitions by a broker-dealer subsidiary of TCF solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

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  purchases by a broker-dealer subsidiary of TCF for resale pursuant to an offering by TCF of our stock that is underwritten by such broker-dealer subsidiary;

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  any dividends or distributions of rights or junior stock in connection with any stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan;

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  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not TCF or a subsidiary of TCF, including as trustee or custodian; and

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  the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 14, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        If we repurchase shares of series A preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series A preferred stock then held by the initial selling securityholder.

        On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series A preferred stock), with respect to the series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

        Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series A preferred stock from time to time out of any funds legally available for such payment, and the series A preferred stock shall not be entitled to participate in any such dividend.

Redemption

        The series A preferred stock may not be redeemed prior to November 15, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $90,293,000, which equals 25% of the aggregate liquidation amount of the series A preferred stock on the date of issuance. In such a case, we may redeem the series A preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A "qualified equity offering" is a sale and issuance for cash by us, to persons other than TCF or its subsidiaries after November 14, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of TCF at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

        After November 15, 2011, the series A preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

        In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

        The series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series A preferred stock have no right to require the redemption or repurchase of the series A preferred stock.

        If fewer than all of the outstanding shares of series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

        We will mail notice of any redemption of series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series A preferred stock designated for redemption will not affect the redemption of any other series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series A preferred stock are to be redeemed, and the number of shares of series A preferred stock to be redeemed (and, if less than all shares of series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

        Shares of series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series A preferred stock.

        If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

        Except as indicated below or otherwise required by law, the holders of series A preferred stock will not have any voting rights.

        Election of Two Directors upon Non-Payment of Dividends.    If the dividends on the series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

        Upon the termination of the right of the holders of series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of TCF will be reduced by the number of preferred stock directors that the holders of series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

        Other Voting Rights.    So long as any shares of series A preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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  any amendment or alteration of our certificate of incorporation or the certificate of designation for the series A preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of TCF;

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  any amendment, alteration or repeal of any provision of the certificate of designation for the series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series A preferred stock; or

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  any consummation of a binding share exchange or reclassification involving the series A preferred stock or of a merger or consolidation of TCF with another entity, unless the shares of series A preferred stock remain outstanding following any such transaction or, if TCF is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series A preferred stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series A preferred stock, taken as a whole.

        To the extent of the voting rights of the series A preferred stock, each holder of series A preferred stock will have one vote for each $1,000 of liquidation preference to which such holder's shares of series A preferred stock are entitled.

        The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series A preferred stock to effect the redemption.

DESCRIPTION OF COMMON STOCK

        As of the date of this prospectus, we are authorized to issue 280,000,000 shares of common stock. As of December 9, 2008, we had 130,923,225 shares of common stock issued (which includes 3,463,879 shares held in treasury) and had reserved approximately 6,509,508 shares of common stock for issuance under outstanding warrants and various employee or director incentive, compensation and option plans.

        The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends

        Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holder of our preferred stock. In addition, as part of the capital issuance to the Treasury in connection with our participation in the Treasury's Capital Purchase Program, we agreed that, beginning November 14, 2008, for a period of three years (or such prior time as the Treasury ceases to hold the securities issued by TCF), we will not pay any dividends on our common stock other than regularly quarterly dividends of not more than $0.25 per share.

Voting Rights

        Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designation and applicable law, all voting rights are vested in the holders of shares of our common stock.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Transfer Agent

        Computershare Trust Company, N.A. is the transfer agent, registrar and dividend disbursement agent for our common stock.

Miscellaneous

        The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of preferred stock or common stock. We may issue warrants independently or together with preferred stock, common stock or other securities. This summary of certain provisions of the warrants is not complete. You should refer to the warrant certificate representing the warrant for the complete terms of the warrant.

        Each warrant will entitle the holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, warrants may be exercised. After the close of business on the expiration date of the warrants, unexercised warrants will become void.

        Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock, as the case may be, purchasable upon exercise of those warrants, including the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

        The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

        The warrant is initially exercisable for 3,199,988 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $361,172,000, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 1,599,994 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading "—Adjustments to the Warrant."

Exercise of the Warrant

        The initial exercise price applicable to the warrant is $16.93 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before November 14, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading "—Adjustments to the Warrant."

        Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the New York Stock Exchange.

Rights as a Stockholder

        The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

        The initial selling securityholder may not transfer a portion of the warrant with respect to more than 1,599,994 shares of common stock until the earlier of the date on which TCF has received aggregate gross proceeds from a qualified equity offering of at least $361,172,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

        Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.    The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

        Anti-dilution Adjustment.    Until the earlier of November 14, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

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  as consideration for or to fund the acquisition of businesses and/or related assets;

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  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

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  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

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  in connection with the exercise of preemptive rights on terms existing as of November 14, 2008.

        Other Distributions.    If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

        Certain Repurchases.    If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

        Business Combinations.    In the event of a merger, consolidation or similar transaction involving us and requiring stockholder approval, the warrantholder's right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, the validity of those securities will be passed upon for TCF by Kaplan, Strangis and Kaplan, P.A., legal counsel to TCF.

EXPERTS

        The consolidated financial statements of TCF Financial Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TCF Financial Corporation

3,199,988 Warrants
to Purchase Common Stock

Deutsche Bank Securities